EXHIBIT 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Third Quarter 2006 Results

Linthicum Heights, Maryland, November 7, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported that for the quarter ended September 30, 2006, GAAP net income and diluted earnings per share were breakeven. In the year-ago quarter, net income was $21.2 million, or $0.46 per diluted share. Excluding an after-tax, non-cash charge, third quarter 2006 net income was $7.7 million, or $0.16 per diluted share. The non-cash charge resulted from the accelerated amortization of deferred debt issuance costs related to the refinancing of the company’s senior secured credit facility. As anticipated, third quarter earnings were impacted by miners’ vacations and a scheduled longwall move at the Cumberland Mine. Third quarter 2006 coal sales revenues were up 4 percent to $347.5 million, compared to $333.5 million in the third quarter of 2005.

“While our third quarter was impacted by a one-time charge and operational challenges at our Illinois Basin and Central Appalachian mines, we remain on track for another record year for production, shipments, revenues, and adjusted EBITDA in 2006,” said James F. Roberts, chairman and chief executive officer. “In addition, we generated $158.0 million of cash flow from operations for the nine months ending September 30, 2006, a 47% increase over the same period in 2005.”

“By virtue of our diverse asset base, Roberts noted, “we were able to partially offset weaker than expected results at certain mines with strong performance from our Powder River Basin operations and better than expected performance from our Northern Appalachian business unit. Over the longer term, we are taking practical steps to enhance our profitability as we drive operational improvements at our Wabash and West Virginia mines.”

Roberts also indicated that the company remains well positioned for 2007, with 92 percent of planned 2007 production committed and priced at levels above the current market. He added, “We believe our market strategy provides us with an effective hedge against soft near-term conditions and ample upside for an improving longer-term market.”

“In addition, I am pleased that we were able to repurchase almost $12 million in Foundation stock during the third quarter,” Roberts said. “We remain committed to maximizing long-term shareholder value, not only through share repurchases, but also as we continue to leverage our diverse asset base and market strategies for profitable growth.”

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended September 30, 2006	Quarter Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Coal Sales Revenues	$347.5	$333.5	$1,094.3	$958.0
Coal Shipments (MM Tons)	18.5	17.9	55.6	51.3
Net Income (1)	$0.0	$21.2	$53.3	$60.3
Earnings per Diluted Share (1)	$0.00	$0.46	$1.13	$1.31
Adjusted EBITDA	$66.4	$81.9	$246.4	$228.7

NOTE:	(1) 2006 data includes a $7.7 million, or $0.16 per diluted share, after-tax, non-cash charge related to the accelerated amortization of deferred debt issuance costs.

Please see EBITDA reconciliation table included as an exhibit to this release.

FINANCIAL RESULTS

Period to Period Comparisons

Third quarter 2006 coal sales revenues increased 4 percent, to $347.5 million compared to the year-ago quarter. Shipments increased 3 percent and average per ton sales realizations increased 1 percent. The increase in shipments resulted from record quarterly shipments from the Powder River Basin, up 1.5 million tons from 2005’s third quarter, partly offset by lower shipments from the Illinois Basin (0.2 million tons), Central Appalachia (0.3 million tons), and Northern Appalachia (0.3 million tons). Average per ton sales realizations increased year-over-year in the Powder River Basin, Northern Appalachia, and Central Appalachia as a result of the roll-off of lower priced coal sales agreements. Coal sales revenues arising from coal quality premiums of $16.2 million were comparable to the year-ago quarter.

Compared to the third quarter of 2005, increased coal sales revenues and a lower effective book income tax rate were more than offset by higher cost of coal sales and an $18.2 million, or approximately $0.32 per diluted share, year-over-year decrease in the earnings benefit from amortization of coal supply agreements. Credits to expense from amortization of coal supply agreements are a non-cash benefit to earnings that is decreasing, as expected, as the coal supply agreements valued in purchase accounting are fulfilled.

The higher cost of coal sales was mainly attributable to a combination of:

•	A scheduled longwall move at the Cumberland Mine compared to the absence of a longwall move in the third quarter of 2005, and sporadic difficult mining conditions at the Emerald Mine and in Central Appalachia; and

•	Increases in labor, materials, supplies and services plus revenue-driven royalties and production taxes that were partly offset by lower purchased coal expense.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”), was $66.4 million in the third quarter of 2006 compared to $81.9 million in the third quarter of 2005. Twelve month trailing (“LTM”) adjusted EBITDA was $327.2 million, maintaining the ratio of outstanding indebtedness to LTM adjusted EBITDA of less than 2 to 1.

For the nine months ended September 30, 2006, coal sales revenues increased 14 percent as shipments increased 8 percent and average realizations per ton increased 5 percent. Excluding the third quarter 2006 charge for accelerated amortization of deferred debt issuance costs, net income and diluted earnings per share for the nine months ended September 30, 2006 and 2005, respectively, were $61.0 million versus $60.7 million and $1.30 per share versus $1.31 per share. Adjusted EBITDA increased to $246.4 million in the first nine months of 2006, from $228.7 million in the same period of 2005.

Capital Structure

For the nine months ended September 30, 2006, capital expenditures of $119.7 million, share repurchases of $11.9 million, shareholder dividends of $6.8 million, and a purchase of mining assets for $14.6 million were funded from cash provided by operating activities. During the third quarter of 2006, under the company’s share repurchase program, 323,000 shares were repurchased at an average price of $36.81. Capital expenditures for the nine months ended September 30, 2006 included $55.2 million for expansion and efficiency improvement projects, including the coal conveyor at the Belle Ayr Mine, the slope at the Wabash Mine, the final equipment for the Pax Mine, construction of a rail loading facility at the Pax Mine, modernization of the Emerald rail loading facility, and acquisition and implementation of company-wide enterprise resource planning software.

Available liquidity under Foundation’s existing revolving credit agreement was approximately $327 million at September 30, 2006. The refinancing of Foundation’s senior secured credit facility in July increased the size of the revolving credit facility by $150 million while providing the company with more favorable pricing on its term loan, revolver and letters of credit.

Outlook

The Company is revising its 2006 full-year guidance for production, shipments, total revenues, adjusted EBITDA, net income, and diluted earnings per share based on its year-to-date results and its outlook for the fourth quarter. The net income and diluted earnings per share guidance presented in the following table are presented on an operating basis and exclude the $7.7 million, or $0.16 per diluted share, after-tax non-cash charge for accelerated amortization of deferred debt issuance costs recorded in the third quarter. The committed and priced sales position in the following table is as of October 23, 2006. The revised guidance assumes:

•	Fourth-quarter shipments from the Powder River Basin are on pace with average shipments for the first three quarters of 2006;

•	Wabash Mine production remains at the currently reduced level as production crews have been diverted to maintenance activities in the older areas of the mine, which will be eliminated once the slope project is complete. The company expects these conditions to improve modestly in the fourth quarter, but mine performance will remain lower than originally forecast. For the first nine months of 2006, the challenges at Wabash have reduced adjusted EBITDA by $14 million relative to original expectations;

•	Production and shipments from the Emerald Mine are lower as a result of a scheduled longwall move. In addition, lower production resulting from difficult mining conditions encountered recently could reduce adjusted EBITDA for the fourth quarter by up to $10 million. The longwall move is now scheduled to occur just before year end;

•	Central Appalachia continues to experience higher costs and reduced production, although with modest improvement compared to the first nine months of 2006. Through September 2006, these factors negatively impacted adjusted EBITDA by $21 million compared to original expectations; and

•	The book income tax rate is approximately 15 percent.

Guidance

($ in millions, except per-share amounts)

	2006	2007	2008	2009
Total Revenues	$1,420 – 1,485
Adjusted EBITDA	$310 – 325	—	—	—
Net Income (1)	$65 – 78	—	—	—
Earnings per Diluted Share (1)	$1.39 – 1.65	—	—	—
Capital Expenditures	$150 – 170	—	—	—
Coal Production (MM Tons)	70.0 – 72.0	70.5 – 74.5	75.5 – 79.5	75.5 – 79.5
West	49.0 – 50.0	49.0 – 51.0	54.0 – 56.0	54.0 – 56.0
East	21.0 – 22.0	21.5 – 23.5	21.5 – 23.5	21.5 – 23.5
Coal Shipments (MM Tons)	72.0 – 74.0	72.5 – 76.5	77.5 – 81.5	77.5 – 81.5
West	49.0 – 50.0	49.0 – 51.0	54.0 – 56.0	54.0 – 56.0
East	23.0 – 24.0	23.5 – 25.5	23.5 – 25.5	23.5 – 25.5
Committed and Priced (%) (2)	100%	92%	68%	47%
West	100%	99%	73%	56%
East	100%	84%	57%	25%

Note: (1)	Excludes a $7.7 million, or $0.16 per diluted share, after-tax non-cash charge related to the accelerated amortization of deferred debt issuance costs

(2)	As of 10/23/06

OPERATIONAL AND COMMERCIAL DEVELOPMENTS

Throughout 2006, weaker coal demand owing to mild winter and summer temperatures, coupled with increased power generation from competing fuel sources such as gas, nuclear and hydro, have contributed to a rebuilding of consumer coal inventories to near normal levels in most coal-consuming regions of the country. In light of these near-term market fundamentals, Foundation has adjusted its strategy of accelerating production growth from its Powder River Basin mines in 2007. While Foundation will continue with the construction of a new overland conveyor system at the Belle Ayr Mine because the project reduces fluctuations in the prices of commodities such as diesel fuel and tires while providing substantial efficiency gains, the company will not expand production by 2.5 million tons in 2007 and 5 million tons in 2008 and beyond unless market conditions warrant.

Foundation has continued to judiciously layer in new business at attractive prices as part of its marketing strategy. During the quarter, the company negotiated new commitments for approximately 10 million tons to be shipped during the period 2007 through 2010, including 3 million tons in the Powder River Basin, 6.5 million tons in Northern Appalachia, and 0.5 million tons in Central Appalachia. Average prices under the new agreements exceeded third-quarter average realizations by 23 percent in the Powder River Basin, 7 percent in Northern Appalachia, and 21 percent for Central Appalachian steam coal.

Foundation has committed and priced more than 68 million tons, or 92 percent of its planned production in 2007, at prices higher than the current market. In addition, more than 1 million tons are committed but yet to be priced.

Additional operational highlights for the quarter include:

•	The third consecutive quarter of record production and shipments from Foundation’s Powder River Basin operations;

•	The synergistic acquisition of 7.3 million tons of surface mineable reserves adjacent to the company’s existing Pax Mine in West Virginia; and

•	A 17 percent year-to-date improvement in the total incident rate, a measure of safety performance, across all Foundation mines compared to calendar year 2005.

“We strongly believe in the long-term market fundamentals for the coal industry,” stated Roberts. “More than 90 gigawatts of new coal-based generating capacity are now on the drawing board. Technological innovation for advanced power generation is being driven by initiatives such as the FutureGen Industrial Alliance, Inc., of which Foundation Coal is a founding member, and alternative uses for coal such as coal-to-liquid conversion are increasingly viewed as the key to reducing our country’s dependence on foreign sources of energy. Foundation’s national footprint gives us an advantage to profit from these developing opportunities.”

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 14 coal mines and related facilities in Pennsylvania, West Virginia, Illinois and Wyoming. Through its subsidiaries, Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss third quarter 2006 financials on Tuesday, November 7, 2006 at 10:00 a.m. EST. The call will be accessible through the Internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2005 and the company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2006 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Tons sold	18.5	17.9	55.6	51.3

Revenues	$354.1	$341.3	$1,116.5	$976.3
Cost of coal sales	277.5	241.2	835.9	697.8
Selling, general & administrative expenses	11.3	14.5	38.0	35.3
Accretion on asset retirement obligations	2.2	2.1	6.3	6.2
Depreciation, depletion and amortization	45.2	53.2	137.7	160.6
Amortization of coal supply agreements	(2.3)	(20.5)	(11.8)	(67.0)

Income from operations	20.2	50.8	110.4	143.4
Interest income	0.9	0.2	2.1	0.7
Interest expense:
Interest	(11.4)	(11.0)	(34.4)	(33.3)
Amortization of deferred financing costs	(9.7)	(1.5)	(11.1)	(3.0)
Surety bond and letter of credit fees	(1.9)	(2.6)	(5.2)	(7.5)
Other income (expense)	(0.1)	—	(0.1)	—

Income before income taxes	(2.0)	35.9	61.7	100.3
Income tax (expense) benefit	2.0	(14.7)	(8.4)	(40.0)

Net income	$—	$21.2	$53.3	$60.3

Earnings per common share:
Basic earnings per common share	$—	$0.47	$1.17	$1.35

Diluted earnings per common share	$—	$0.46	$1.13	$1.31

Weighted average shares outstanding:
Weighted average shares—basic	45.507	44.625	45.654	44.625
Weighted average shares—diluted	46.774	46.322	47.104	46.186

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Tons sold
Powder River Basin	13.0	11.5	37.3	32.4
Northern Appalachia	3.2	3.5	10.6	10.3
Central Appalachia	2.0	2.3	6.7	6.7
Illinois Basin & purchased coal	0.3	0.6	1.0	1.9

Total	18.5	17.9	55.6	51.3

Average realized price per ton sold
Powder River Basin	$8.27	$7.46	$8.42	$7.38
Northern Appalachia	39.10	34.39	39.05	34.45
Central Appalachia	52.24	45.66	50.00	45.00
Illinois Basin and purchased coal	31.29	37.90	32.07	33.98
Total	$18.79	$18.66	$19.68	$18.68
Revenue summary
Powder River Basin	$107.3	$85.6	$314.4	$239.2
Northern Appalachia	127.2	118.9	414.4	354.4
Central Appalachia	104.6	105.8	333.1	299.8
Illinois Basin and purchased coal	8.4	23.2	32.4	64.6

Total coal sales	347.5	333.5	1,094.3	958.0
Other revenues	6.6	7.8	22.2	18.3

Total revenues	354.1	341.3	1,116.5	976.3
Cost of coal sales	277.5	241.2	835.9	697.8
Selling, general and administrative expense	11.3	14.5	38.0	35.3
Accretion on asset retirement obligations	2.2	2.1	6.3	6.2

EBITDA	63.1	83.5	236.3	237.0
Depreciation, depletion and amortization	45.2	53.2	137.7	160.6
Amortization of coal supply agreements (credit)	(2.3)	(20.5)	(11.8)	(67.0)

Income from operations	$20.2	$50.8	$110.4	$143.4

Capital expenditures	$44.3	$37.1	$119.7	$102.2
Cash flow provided by operating activities	$44.6	$42.5	$158.0	$107.6
Adjusted EBITDA from Credit Agreement	$66.4	$81.9	$246.4	$228.7
Last Twelve Months Adjusted EBITDA from Credit Agreement	$327.2	$263.0	$327.2	$263.0
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	18.7%	24.0%	22.1%	23.4%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	September 30, 2006	December 31, 2005
	(Unaudited)
Cash & Cash Equivalents	$45.1	$22.4
Trade Accounts Receivable	117.5	110.1
Inventories, Net	34.3	96.9
Other Current Assets	44.8	30.3

Total Current Assets	241.7	259.7
Property Plant & Equipment, Net	1,667.1	1,666.1
Coal Supply Agreements , Net	37.8	53.1
Other Noncurrent Assets	19.9	29.2

Total Assets	$1,966.5	$2,008.1

Current Portion of Long-Term Debt	$4.2	$—
Accounts Payable and Accruals	202.5	217.4

Total Current Liabilities	206.7	217.4
Long-Term Debt	630.8	635.0
Noncurrent Coal Supply Agreements, Net	31.4	59.0
Deferred Income Taxes	28.0	67.6
Other Long-Term Liabilities	714.1	689.8

Total Liabilities	1,611.0	1,668.8

Stockholders’ Equity	355.5	339.3

Total Liabilities and Stockholders’ Equity	$1,966.5	$2,008.1

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income

(In Millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$—	$21.2	$53.3	$60.3
Depreciation, depletion and amortization	45.2	53.2	137.7	160.6
Amortization of coal supply agreements (credit)	(2.3)	(20.5)	(11.8)	(67.0)
Interest expense	11.4	11.0	34.4	33.3
Amortization of deferred financing costs	9.7	1.5	11.1	3.0
Surety bond and letter of credit fees	1.9	2.6	5.2	7.5
Interest income	(0.9)	(0.2)	(2.1)	(0.7)
Other income (expense)	0.1	—	0.1	—
Income tax expense	(2.0)	14.7	8.4	40.0

EBITDA	$63.1	$83.5	$236.3	$237.0
Adjustments per Credit Agreement:
One-time non-cash charges (credits) resulting from purchase accounting:
Effect on cost of coal sales from market valuation of inventories
Overburden removal included in depreciation, depletion and amortization	—	(4.5)	—	(16.1)
Accretion on asset retirement obligations	2.2	2.1	6.3	6.2
Non-cash stock based compensation expense	0.8	0.6	2.0	1.0
Other	0.3	0.2	1.8	0.6

Adjusted EBITDA per Credit Agreement	$66.4	$81.9	$246.4	$228.7

Adjusted EBITDA per Credit Agreement for year ended December 31, 2005 and 2004, respectively			309.6	152.5
Adjusted EBITDA per Credit Agreement for nine months ended September 30, 2005 and 2004, respectively			(228.8)	(118.2)

Adjusted EBITDA per Credit Agreement for the twelve months ended September 30, 2006 and 2005, respectively			$327.2	$263.0

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income as reported	$—	$21.2	$53.3	$60.3
Write-off of unamortized deferred financing costs	9.2	0.6	9.2	0.6
Income tax impact of unamortized deferred financing cost write-off	(1.5)	(0.2)	(1.5)	(0.2)

Net income excluding special items	$7.7	$21.6	$61.0	$60.7

Earnings per common share:
Basic earnings per common share	$0.17	$0.48	$1.34	$1.36

Diluted earnings per common share	$0.16	$0.47	$1.30	$1.31

Weighted average shares outstanding:
Weighted average shares—basic	45.507	44.625	45.654	44.625
Weighted average shares—diluted	46.774	46.322	47.104	46.186

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.